Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 24, 2007, by and among Strasbaugh, a California corporation (the “Company”), and each of the investors identified on the Schedule of Investors attached hereto as Exhibit A (individually an “Investor” and collectively, the “Investors”).

R E C I T A L S

A.    The Company and each Investor are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

B.    Each Investor, severally and not jointly, wishes to subscribe for and purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate number of shares of the Series A Cumulative Redeemable Convertible Preferred Stock, no par value per share, of the Company (the “Series A Preferred Stock”), set forth opposite such Investor’s name on the Schedule of Investors in Exhibit A (which aggregate amount for all Investors together shall be 5,909,089 shares of Series A Preferred Stock and shall collectively be referred to herein as the “Series A Preferred Shares”), and (ii) warrants, in substantially the form attached hereto as Exhibit E (the “Warrants”) to acquire up to that number of shares of the Company’s common stock, no par value per share (the “Common Stock”), set forth opposite such Investor’s name on the Schedule of Investors (the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants, collectively, the “Warrant Shares”). Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “Restated Articles”) in the form attached hereto as Exhibit F, the shares of Series A Preferred Stock are convertible into shares of Common Stock (the shares of Common Stock issuable upon conversion of or otherwise pursuant to the Series A Preferred Stock, collectively the “Conversion Shares”).

C.    The Series A Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares issued pursuant to this Agreement are collectively are referred to herein as the “Securities.”

NOW, THEREFORE, in consideration of the foregoing premises and the respective promises of the parties set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, in addition to the other capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings specified or referred to in this Article I:

“Action” or “Actions” shall mean any litigation, suits, actions, causes of actions, and proceedings or investigations, collectively.

“Affiliate” shall mean, with respect to any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity or other entity (“Person”), any Person that controls, is controlled by, or is under common control with, such Person.

“Agility Warrant” shall mean that certain Warrant to Purchase Stock of R. H. Strasbaugh dated as of September 23, 2005 that entitles the Agility Warrantholder to purchase up to 4.1% of the total number of shares of R. H. Strasbaugh Common Stock (calculated on a fully diluted basis as of the date of the Agility Warrant).

“Agility Warrantholder” shall mean Agility Capital, LLC.

“Agility Repurchase” shall mean the repurchase by R. H. Strasbaugh of the Agility Warrant held by the Agility Warrantholder, together with the repurchase of 771,323 shares of R. H. Strasbaugh Common Stock owned by the Agility Warrantholder and the repayment of all amounts owed by R. H. Strasbaugh to Agility pursuant to that certain Loan Agreement dated September 23, 2005 by and between Agility and R. H. Strasbaugh.

“Business” shall mean the business of the Company and its Subsidiaries as of the date hereof.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to remain closed.

“Buy-In” shall have the meaning set forth in Section 5.1(e).

“Buy-In Price” shall have the meaning set forth in Section 5.1(e).

“Closing” shall mean the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” shall mean the date and time of the Closing and shall be 1:00 p.m., California Time, on the date hereof.

“Closing Price” shall mean, for any date, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market or exchange or quotation system on which the Common Stock is then listed or quoted.

“Common Shares” shall mean shares of the Company’s Common Stock.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company Balance Sheet” shall have the meaning set forth in Section 3.9.

“Company Counsel” shall mean Rutan & Tucker, LLP, counsel to the Company.

“Company Employee Benefit Plan” shall have the meaning set forth in Section 3.16(c).

“Contingent Obligation” shall mean, as to any Person: any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Conversion Shares” shall have the meaning set forth in the Recitals.

“Convertible Securities” shall mean any stock or securities (other than Options) convertible into or exercisable or exchangeable for Common Stock.

“Disclosure Materials” shall mean this Agreement, the Schedules attached hereto, the Offering Memorandum and the Proxy Statement.

“Effective Date” shall mean the date that the Registration Statement is first declared effective by the SEC.

“Effectiveness Period” shall have the meaning set forth in the Registration Rights Agreement.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)    any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)    fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)    financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)    any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action” include but are not limited to the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Laws” shall mean any federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation, those respecting hazardous materials and substances (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec. 9601, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901. et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C sec. 1251, et. seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. sec. 9601, et. seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec. 11001, et. seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f, et. seq.; the Solid Waste Disposal Act, as amended; and all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages to, or threatened as a result of, the present of or exposure to any hazardous materials or substances).

“Escrow Agent” shall mean Mellon Bank, N.A.

“Escrow Agreement” shall mean that certain Escrow Agreement dated as of May 16, 2007 by and among the Company, R. H. Strasbaugh and the Escrow Agent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Act Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Excluded Investors” shall mean B. Riley & Co. and its Affiliates.

“Filing Date” shall have the meaning set forth in the Registration Rights Agreement.

“Financial Statements” shall have the meaning set forth in Section 3.9.

“GAAP” shall mean generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Body” shall mean any:

(a)    nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)    federal, state, local, municipal, foreign, or other government;

(c)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)    multi-national organization or body; or

(e)    body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indebtedness” of any Person shall mean, without duplication: (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Indemnified Party” shall have the meaning set forth in Section 5.8(b).

“Indemnifying Party” shall have the meaning set forth in Section 5.8(b).

“Intellectual Property” shall have the meaning set forth in Section 3.14.

“Investor Party” shall have the meaning set forth in Section 5.8(a).

“Investors” shall have the meaning set forth in the preface above.

“Lead Investors” shall mean each of (i) Harvey Partners LLC, and (ii) Lloyd I. Miller and the Affiliates of Mr. Miller.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Legend Removal Date” shall have the meaning set forth in Section 5.1(d).

“Liability” or “Liabilities” shall mean debts, liabilities, commitments or obligations of any nature, absolute, accrued, contingent or otherwise.

“Lien” or “Liens” shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.

“Losses” shall have the meaning set forth in Section 5.8(a).

“Material Adverse Effect” shall mean any circumstance, change, event, fact, development or effect that (i) has had, or would have, a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiary, taken as a whole on a consolidated basis, or (ii) materially and adversely impairs the Company’s ability to perform its obligations under any of the Transaction Documents, provided, that none of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) a change in the market price or trading volume of the Common Stock (provided, however, that this clause (i) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such change in market price or trading volume) or (ii) changes in general economic conditions or changes affecting the industry in which the Company operates generally (as opposed to Company-specific changes) so long as such changes do not have a disproportionate effect on the Company and the Subsidiary taken as a whole.

“Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Offering Memorandum” shall mean the Subsidiary’s Offering Memorandum dated February 2007, a copy of which has been delivered to each Investor.

“Options” shall mean any outstanding rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“OSHA” shall mean the Occupational Safety and Health Administration.

“OTCBB” shall mean the OTC Bulletin Board.

“Permit” or “Permits” shall mean any licenses, permits, authorizations, approvals, consents, franchises and orders required for the conduct and operation of business as presently conducted.

“Permitted Liens” shall mean any (i) Liens for taxes not yet due and payable or for taxes that are being contested in good faith through appropriate proceedings, (ii) Liens for purchase money security interests and Liens securing rental payments under capital lease arrangements, (iii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (iv) Liens described on Schedule 3.13.

“Pink Sheets” shall mean Pink Sheets, LLC.

“Placement Agent” has the meaning set forth in Section 3.24.

“Placement Warrants” shall mean a warrant to acquire up to an aggregate of 385,434 shares of Common Stock issued to the Placement Agent and/or its Affiliates.

“Placement Warrant Shares” shall mean shares of Common Stock issuable upon exercise of or otherwise pursuant to the Placement Warrants.

“Preferred Stock” shall mean the Company’s authorized shares of preferred stock.

“Preferred Repurchase” shall mean the repurchase by the Subsidiary of the Subsidiary Preferred Stock from Lam Research Corporation immediately after the Closing.

“Proceeding” shall have the meaning set forth in the Registration Rights Agreement.

“Property” shall have the meaning set forth in Section 3.20.

“Proxy Statement” shall mean that certain Proxy Statement of the Company dated February 14, 2007.

“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated the date hereof in substantially the form attached hereto as Exhibit G.

“Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Regulation D” shall have the meaning set forth in the Recitals.

“Restated Articles” shall have the meaning set forth in the Recitals.

“R. H. Strasbaugh” shall mean R. H. Strasbaugh (formerly, Strasbaugh), a California corporation and wholly-owned subsidiary of the Company.

“Rule 144,” “Rule 415,” and “Rule 424” shall mean Rule 144, Rule 415 and Rule 424, respectively, promulgated by the SEC pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” shall have the meaning set forth in the Recitals.

“Securities” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Series A Preferred Shares” shall have the meaning set forth in the Recitals.

“Series A Preferred Stock” shall have the meaning set forth in the Recitals.

“Share Exchange Agreement” shall mean that certain Share Exchange Agreement dated January 31, 2007 by and between the Company (formerly, CTK Windup Corporation) and R. H. Strasbaugh (formerly, Strasbaugh) as amended by that certain Amendment No. 1 to Share Exchange Agreement dated as of April 30, 2007 by and between the Company and R. H. Strasbaugh.

“Short Sales” shall have the meaning set forth in Section 4.8.

“Subsidiary” shall mean R. H. Strasbaugh.

“Subsidiary Common Stock” shall mean the common stock, no par value per share, of R. H. Strasbaugh.

“Subsidiary Financial Statements” shall have the meaning set forth in Section 3.9.

“Subsidiary Preferred Stock” shall mean 5,769,736 shares of Series A Preferred Stock of R. H. Strasbaugh.

“Trading Day” shall mean a day on which the Common Stock is traded on a Trading Market; provided, that in the event that the Common Stock is not listed or quoted on a Trading Market, then Trading Day shall mean a Business Day.

“Trading Market” shall mean whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market, the OTCBB or the Pink Sheets, LLC on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” shall mean this Agreement, the Schedules and Exhibits attached hereto, the Warrants, the Restated Articles, the Registration Rights Agreement and the Transfer Agent Instructions.

“Transfer Agent” shall mean Computershare, Inc., or any successor transfer agent for the Company.

“Transfer Agent Instructions” shall mean the instructions by the Company to the Transfer Agent in the form attached hereto as Exhibit D.

“Warrants” shall have the meaning set forth in the Recitals.

“Warrant Shares” shall have the meaning set forth in the Recitals.

ARTICLE II
PURCHASE AND SALE

2.1    Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, subscribe for and purchase from the Company, such number of Series A Preferred Shares and Warrants for the price set forth opposite such Investor’s name on Exhibit A hereto under the headings “Series A Preferred Shares” and “Warrants” and as set forth in the Investor Signature Page attached to this Agreement. The date and time of the Closing and shall be 1:00 p.m., California Time, on the Closing Date. The Closing shall take place at the offices of the Company’s Counsel.

2.2    Closing Deliveries.

(a)    At the Closing, the Company shall deliver or cause to be delivered to each Investor the following:

(i)    one or more stock certificates, containing the restrictive legend set forth in Section 5.1(b), evidencing such number of Series A Preferred Shares set forth opposite such Investor’s name on Exhibit A hereto under the heading “Series A Preferred Shares,” registered in the name of such Investor;

(ii)    a Warrant, issued in the name of such Investor, pursuant to which such Investor shall have the right to acquire such number of Warrant Shares equal to 15% of the number of Conversion Shares issuable to such Investor if such Investor immediately exercised its conversion rights in respect of the Series A Preferred Shares purchased from the Company pursuant to Section 2.2(a)(i), and which number of Warrant Shares is set forth opposite such Investor’s name on Exhibit A hereto under the heading “Warrant Shares”;

(iii)   the Registration Rights Agreement between the Company and each Investor, duly executed by the Company;

(iv)   a legal opinion of Company Counsel, reasonably acceptable to each Investor, substantially in the form of Exhibit C, executed by such counsel;

(v)    any and all consents, approvals, notices, filings or recordations of third parties required with respect to the execution and delivery of this Agreement or the transactions contemplated hereby or by any of the agreements, documents or instruments referred to herein;

(vi)   evidence in form and substance reasonably satisfactory to each Investor that the Company has closed the transactions pursuant to the Share Exchange Agreement;

(vii)   evidence in form and substance reasonably satisfactory to each Investor that the Company has filed the Restated Articles with the Secretary of State of the State of California on or prior to the Closing;

(viii)   evidence, in form and substance reasonably satisfactory to each Investor, that each of the Preferred Repurchase and the Agility Repurchase has closed prior to, or will close immediately after, the Closing and that in connection with the closing of the Agility Repurchase, any and all liens upon the assets of the Subsidiary held by the Agility Warrantholder shall terminate concurrent with or promptly after such closings;

(ix)     a certificate of the president or chief executive officer of the Company certifying that the representations and warranties by the Company set forth in this Agreement and in any certificate or document delivered pursuant to the provisions of this Agreement are true and accurate, on and as of the Closing Date, and that the Company has performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(x)     a copy of the Articles of Incorporation and Bylaws of the Company, each as amended to date, and the resolutions adopted by the Board of Directors of the Company approving, authorizing and directing the execution of this Agreement by the Company and the transactions contemplated thereby, each certified by the Secretary of the Company as being in full force and effect on and as of the Closing Date; and

(xi)    certificates of the Secretary of State of California dated within five (5) Business Days of the Closing Date to the effect that the Company and R. H. Strasbaugh are validly existing corporations in good standing under the laws of the State of California.

(b)    At or prior to the Closing, each Investor shall deliver or cause to be delivered to the Company and/or the Escrow Agent, as the case may be, the following:

(i)    the purchase price set forth on the Investor Signature Page and opposite such Investor’s name on Exhibit A hereto under the heading “Purchase Price” in United States dollars and in immediately available funds, by wire transfer to the escrow account with the Escrow Agent as follows:

ABA Routing: 043000261
Account No.: 000-4562
Account Name: CTK Windup Corp./Strasbaugh
            Mellon Bank, N.A., Escrow Agent
Attn: Guy R. Roach
Telephone: (213) 553-9571

(ii)   the Investor Signature Page attached to this Agreement evidencing such Investor’s subscription for, and obligation to purchase, such number of Series A Preferred Shares and Warrants as set forth therein, provided that the parties agree that the Investor may deliver the Investor Signature Page to the Company and the corresponding purchase price to the Escrow Agent prior to the Closing with the understanding that (A) the Company will affix the date of the Closing to this Agreement and the Investor Signature Page, and (B) such funds will be released by the Escrow Agent to the Company only if the Closing has occurred and only in accordance with the provisions of Section 6.3;

(iii)   completed Instruction Sheet for Investors set forth on Exhibit B hereto, duly executed by each Investor and delivered to the Company; and

(iv)   the Registration Rights Agreement between the Company and each Investor, duly executed by the Investor.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors as follows (which representations and warranties shall be deemed to apply, where appropriate, to the Subsidiary of the Company), on and as of the date hereof:

3.1    Organization and Good Standing. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2    Power and Authority. The Company has requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate actions on the part of the Company required by applicable law, the Company’s Amended and Restated Articles of Incorporation or its Amended and Restated Bylaws. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

3.3    No Violation. Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company or the Subsidiary; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Company or the Subsidiary under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien, upon any property or assets of the Company or the Subsidiary under, any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Company or the Subsidiary is a party or by which it or he or any of its or his respective assets or properties may be bound; (c) to the knowledge of the Company, violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Body to which the Company, the Subsidiary, or the Business is subject or by which the Company, the Subsidiary, or any of their respective assets or properties are bound; or (d) result in the loss of any license, privilege or certificate benefiting the Company, the Subsidiary, or the Business.

3.4    Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other third party is required to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement.

3.5    The Securities. The Securities (including the Warrant Shares and Conversion Shares) are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and will not be subject to preemptive or similar rights of shareholders (other than those imposed by the Investors). The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon exercise of the Warrants and conversion of the Series A Preferred Shares. The offer, issuance and sale of the Series A Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares to the Investors pursuant to the Agreement, and in the case of the Warrant Shares, pursuant to the Warrants, and in the case of the Conversion Shares, pursuant to the Restated Articles, are exempt from the registration requirements of the Securities Act or any other applicable securities laws.

3.6    Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Company and the Subsidiary (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company or the Subsidiary, as the case may be) as of immediately preceding the Closing is set forth in Schedule 3.6. All outstanding shares of capital stock of the Company and the Subsidiary are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance in all material respects with all applicable securities laws. The Company did not have outstanding on the date hereof any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Preferred Stock, Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The Subsidiary did not have outstanding on the date hereof any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of the Subsidiary’s common stock, preferred stock, or securities or rights convertible or exchangeable into shares of the Subsidiary’s common stock or preferred stock. Except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Securities will not obligate the Company to issue shares of Series A Preferred Stock or other securities of the Company to any Person (other than the Investors) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, except as set forth on Schedule 3.6, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.

3.7    Subsidiaries. The Company has no direct or indirect subsidiary other than the Subsidiary. The Company owns directly all of the capital stock of the Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock of the Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

3.8    Litigation. Except as set forth on Schedule 3.8, there are no Actions to which the Company or the Subsidiary is a party, including, without limitation, Actions for personal injury, products liability, wrongful death or other tortious conduct, or breach of warranty arising from or relating to materials, commodities, products or goods used, transferred, processed, manufactured, sold, distributed or shipped by the Company or the Subsidiary (i) involving or relating to the Company or the Subsidiary or any of their respective assets, properties or rights, or (ii) pending, or, to the Company’s knowledge, threatened, against the Company or the Subsidiary, or any of their respective assets, properties or rights, before any court, arbitrator or administrative or Governmental Body which, if adversely resolved, would have a Material Adverse Effect on the Business.

3.9    Financial Statements. Set forth on Schedule 3.9 is the audited balance sheet of the Company as of December 31, 2006 (the “Company Balance Sheet”) and the audited balance sheets of the Subsidiary as of December 31, 2006 and 2005, and the related statements of income and changes in financial position or cash flows, as appropriate, for the periods then ended (the “Subsidiary Financial Statements”) (all such financial statements are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements, together with the notes thereto, if any, (i) were compiled from the books and records of the Company and the Subsidiary, as the case may be, regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiary, as the case may be, (ii) were prepared in accordance with GAAP consistently applied throughout the period then ended and all periods prior to that period; and (iii) present fairly and accurately the financial condition of the Company and the Subsidiary for the period or as of the dates thereof, subject, where appropriate, to normal year-end audit adjustments, in each case in accordance with GAAP consistently applied during the period covered.

3.10   No Undisclosed Liabilities. The Company has, and on the Closing Date will have, no Liabilities other than those which (i) are fully reflected reserved against in the Company Balance Sheet, (ii) have been incurred since December 31, 2006 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the past practice of the Company, or (iii) have been specifically disclosed in the Schedules hereto by reference to the specific section of this Agreement to which such disclosure relates. The Subsidiary has, and on the Closing Date will have, no Liabilities other than those which (i) are fully reflected reserved against in the Subsidiary Financial Statements, (ii) have been incurred since December 31, 2006 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the past practice of the Subsidiary, or (iii) have been specifically disclosed in the Schedules hereto by reference to the specific section of this Agreement to which such disclosure relates.

3.11   Taxes and Tax Returns. All of the tax returns and reports of the Company and the Subsidiary required by applicable law to be filed prior to the date hereof have been duly filed and all taxes shown as due thereon have been paid. There are in effect no waivers of the applicable statutes of limitations for any federal, state, local or foreign taxes for any period. No liability for any federal, state, local or foreign income, sales, use, withholding, payroll, franchise, real property or personal property taxes is pending, and there is no proposed liability for any such taxes to be imposed upon the properties or assets of the Company or the Subsidiary. Neither the Company nor the Subsidiary has any liability for any federal, state, local or foreign income, sales, use, withholding, payroll, franchise, real property or personal property taxes, assessments, amounts, interest or penalties of any nature whatsoever other than as shown on the Financial Statements and there is no basis for any additional claim or assessment other than with respect to liabilities for taxes which may have accrued since the date of the Financial Statements in the ordinary course of business and reserved against on the books and records of the Company or the Subsidiary compiled in accordance with generally accepted accounting principles which have been consistently applied to the Closing. The provisions for taxes reflected in the Financial Statements are adequate for federal, state, county and local taxes for the period ended on December 31, 2006 and for all prior periods, whether disputed or undisputed. There are no present disputes about taxes of any nature payable by the Company or the Subsidiary.

3.12   Absence of Certain Changes. Except as set forth on Schedule 3.12, since December 31, 2006, the Company and the Subsidiary have conducted the Business only in the ordinary course and consistent with prior practices and have not:

(a)    suffered any Material Adverse Effect;

(b)    paid, discharged or satisfied any Liability or other expenses, other than the payment, discharge or satisfaction of the Liabilities described in Section 3.10 at the time the same were due and payable and in the ordinary course of business;

(c)    paid or otherwise made any contribution to any profit-sharing or pension plan or other Company Employee Benefit Plan;

(d)    mortgaged or pledged, or permitted the imposition of any Lien upon, any of its properties or assets (real, personal or mixed, tangible or intangible), other than those incurred in the ordinary course of business;

(e)    cancelled or compromised any debts, or waived or permitted to lapse any material claims or rights, or sold, assigned, transferred or otherwise disposed of, other than in the ordinary course, any of its properties or assets (real, personal or mixed, tangible or intangible);

(f)    disposed of or permitted to lapse any rights to the use of any patent, registered trademark, service mark, trade name or copyright, or disposed of or disclosed to any person any trade secret, formula, process or know-how material to the Business not theretofore a matter of public knowledge;

(g)   granted any increase in the compensation of any officer, employee or consultant of the Company or the Subsidiary (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, employee or consultant;

(h)   entered into any commitment or transaction not in the ordinary course of business or made any capital expenditure or commitment for any additions to property, plant or equipment, except commitments, transactions or capital expenditures which do not in any single case exceed $50,000 or in the aggregate exceed $100,000;

(i)    made any change in any method of accounting or accounting practice (including, without limitation, any change in depreciation or amortization policies or rates);

(j)    paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, employees, shareholders, or any family member or Affiliate of any of its officers, directors, employees or shareholders, or any officer, director, employee or shareholder of any such Affiliate;

(k)    declared, set aside, paid or made any dividend or other distribution or payment in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any of its shares of capital stock, or agreed to do any of the foregoing;

(l)    knowingly waived or released any right or claim of the Company or the Subsidiary;

(m)   received a commencement notice or, to the knowledge of the Company or the Subsidiary, received any threat of commencement, of any civil or criminal litigation, investigation or proceeding against the Company or the Subsidiary;

(n)    experienced any labor trouble or, to the knowledge of the Company, received any claim of wrongful discharge or worker’s compensation claim;

(o)    agreed, whether in writing or otherwise, to take any action referred to in and prohibited by this Section 3.12; or

(p)    become aware of any other event or condition that has had or would reasonably be expected to have a Material Adverse Effect.

3.13    Title to Properties; Encumbrances.

(a)    The Company and the Subsidiary have good and marketable title to all of their respective properties and assets (real, personal or mixed, tangible or intangible), including without limitation the Intellectual Property. None of the Company’s nor the Subsidiary’s properties or assets is subject to any Lien, except Permitted Liens, none of which adversely affects the Business or the continued operations of the Company or the Subsidiary.

(b)    All material property and assets (real, personal or mixed, tangible or intangible) used or required by the Company and the Subsidiary in the conduct of the Business are fully owned by the Company and/or the Subsidiary (except to the extent of any Permitted Liens). All such property and assets, or the leases or licenses thereof, constitute all property, assets and contractual rights necessary for the conduct of the Business as presently conducted.

3.14    Intellectual Property. Except as set forth on Schedule 3.14, the Company and the Subsidiary own all right, title and interest in, or have the right to use, sell or license all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, all source and object code, algorithms, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of the Business (collectively, the “Intellectual Property”).

3.15    Compliance with Laws. Neither the Company nor the Subsidiary has been charged with, and, to the Company’s knowledge, neither the Company nor the Subsidiary is threatened with or under any investigation with respect to, any charge concerning any violation of any provision of any federal, state, local or foreign law, regulation, ordinance, order or administrative ruling affecting the Business, the Company or the Subsidiary, and neither Company nor the Subsidiary is in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality affecting the Business, the Company or the Subsidiary. To the Company’s knowledge, neither the Company nor the Subsidiary is in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any Governmental Body or regulatory body, court or arbitrator applicable to the Business, the Company or the Subsidiary which would have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and the Subsidiary are in compliance in all material respects with all Occupational Safety and Health Laws, including those rules and regulations promulgated by OSHA, except where such non-compliance would not have a Material Adverse Effect.

3.16    Employee Benefit Plans.

(a)    Neither the Company nor the Subsidiary has a formal plan or commitment, whether legally binding or not, to create any additional “employee benefit plan” (as defined in Section 3(3) of ERISA), practice or agreement or modify or change any existing plan, practice or agreement that would affect any of its employees or terminated employees. Benefits under all employee benefit plans are as represented and have not been and will not be increased subsequent to the date copies of such plans have been provided.

(b)    Neither the Company nor the Subsidiary contributes to or has any obligation to contribute to, has not at any time contributed to or had an obligation to contribute to, sponsor or maintain, and has not at any time sponsored or maintained, a “multi-employer plan” (within the meaning of Section 3(37) of ERISA) for the benefit of employees or former employees of the Company or the Subsidiary.

(c)    The Company and the Subsidiary have, in all material respects, performed all obligations, whether arising by operation of law, contract, or past custom, required to be performed under or in connection with the Company’s Employee Benefit Plans (each, a “Company Employee Benefit Plan”), and neither the Company nor the Subsidiary has knowledge of the default or violation by any other party with respect thereto.

(d)    There are no Actions, suits or claims (other than routine claims for benefits) pending, or, to the Company’s knowledge, threatened, against any Company Employee Benefit Plan or against the assets funding any Company Employee Benefit Plan.

(e)    Neither the Company nor the Subsidiary maintains nor contributes to any “employee welfare benefit” (as such term is defined in Section 3(i) of ERISA) plan which provides any benefits to retirees or former employees of the Company or the Subsidiary.

3.17    Employment Law Matters.

(a)    Each of the Company and the Subsidiary (i) is in material compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours; (ii) is in material compliance with all applicable laws and regulations relating to the employment of aliens or similar immigration matters; and (iii) is not engaged in any unfair labor practice, including, but not limited to, discrimination or wrongful discharge.

(b)    Neither the Company nor the Subsidiary has at anytime had, nor to the Company’s knowledge, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor trouble, against or directly affecting the Company or the Subsidiary that had or would reasonably be expected to have a Material Adverse Effect.

(c)    None of the employees of the Company or the Subsidiary is represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Neither the Company nor the Subsidiary is a party to any multi-employer collective bargaining agreement covering any of its employees.

(d)    There are no controversies or disputes pending, or, to the Company’s knowledge, threatened, between the Company and the Subsidiary, on the one hand, and any employees of the Company or the Subsidiary on the other hand. No unfair labor practice complaints have been filed against the Company or the Subsidiary with the National Labor Relations Board or any other Governmental Body or administrative body, and neither the Company nor the Subsidiary has received any written notice or communication reflecting an intention or a threat to file any such complaint.

3.18    Contracts and Commitments.

(a)    Neither the Company nor the Subsidiary is a party to any written agreement that would restrict it from carrying on the Business anywhere in the world.

(b)    Neither the Company nor the Subsidiary is a party to any “take-or-pay” contracts.

(c)    Except as set forth on Schedule 3.18, neither the Company nor the Subsidiary is a party to any employment agreements, arrangements and commitments, including severance or termination arrangements and commitments (whether written or oral), between the Company and/or the Subsidiary and any employees of the Company and/or Subsidiary.

(d)    Neither the Company nor the Subsidiary is, and to the knowledge of the Company, no other party is, in default under or in breach or violation of, nor has the Company nor the Subsidiary received notice of any asserted claim of default by the Company, the Subsidiary or by any other party under, or a breach or violation of, any contracts that are material to the Business.

3.19    No Brokers. Except for amounts owed to the Placement Agent, neither the Company nor the Subsidiary is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement.

3.20    Environmental Matters. Each of the Company and the Subsidiary is in compliance in all material respects with all Environmental Laws. There is no Action pending before any court, Governmental Body or board or other forum or threatened by any person or entity (i) for noncompliance by the Company or the Subsidiary with any Environmental Law (ii) relating to the release into the environment by the Company or the Subsidiary of any pollutant, toxic or hazardous material or waste generated by the Company and the Subsidiary, whether or not occurring at or on a site owned, leased or operated by the Company or the Subsidiary. Except as set forth on Schedule 3.20, there has not been by the Company or the Subsidiary, nor to the knowledge of the Company has there been at all, any past, storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any hazardous materials or substances at, upon or from the facilities occupied or used by the Company or the Subsidiary and any other real property presently or formerly owned by, used by or leased to or by the Company or the Subsidiary, or any predecessor of the Company or the Subsidiary (collectively, the “Property”). To the knowledge of the Company, neither the Company or the Subsidiary nor any properties owned or operated by the Company or the Subsidiary has been or is in violation or is otherwise liable under, any Environmental Law. To the knowledge of the Company, there are no asbestos-containing materials, underground storage tanks or polychlorinated biphenyls (PCBs) located on the Property. To the knowledge of the Company, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above the Property or into the environment surrounding such Property of any hazardous materials or substances in violation of any Environmental Law or requiring any remedial action. To the knowledge of the Company, the Company and the Subsidiary have all permits, registrations, approvals and licenses required by any Governmental Body under any Environmental Law to be obtained by the Company and the Subsidiary in connection with the conduct of the Business.

3.21    Insurance. All of the Company’s or the Subsidiary’s policies of fire, liability, worker’s compensation and other forms of insurance owned or held by the Company or the Subsidiary are in full force and effect, insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by the Company and the Subsidiary in their respective reasonable business judgment, and neither the Company nor the Subsidiary has received any notice of cancellation with respect thereto. To the Company’s knowledge, neither the Company nor the Subsidiary is in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in a timely fashion.

3.22    Suppliers and Customers. The Company does not have any knowledge that any supplier or customer or group of related suppliers or customers of the Company or the Subsidiary has canceled or otherwise terminated or threatened to cancel or otherwise terminate, its relationship with the Company or the Subsidiary, which termination would have a Material Adverse Effect, or that any such supplier or customer or group of related suppliers or customers expects to reduce its business with the Company or the Subsidiary by reason of the transactions contemplated by this Agreement or for any other reason whatsoever.

3.23    Licenses, Permits and Authorizations. Each of the Company and the Subsidiary has all necessary Permits for the use and ownership or leasing of its properties and assets as currently operated, used, owned or leased, except for such Permits as to which the lack thereof does not and would not have a Material Adverse Effect on the Company, the Subsidiary, or the Business. All of the Permits are valid, in full force and effect and in good standing. There is no claim or Action pending, or, to the Company’s knowledge, threatened, which disputes the validity of any such Permit or threatens to revoke, cancel, suspend or limit any such Permit.

3.24    No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commission (other than for persons engaged by any Investor or its investment advisor) relating to or arising out of the issuance of the Securities pursuant to this Agreement. The Company shall pay, and hold each Investor harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the issuance of the Securities pursuant to this Agreement. The Company acknowledges that is has engaged B. Riley & Co. (the “Placement Agent”) as its placement agent in connection with the sale of the Securities. Other than the Placement Agent, the Company has not engaged any placement agent or other agent in connection with the sale of the Securities.

3.25    Private Placement. Neither the Company nor any of its Affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market. The Company is not required to be registered as, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company is not required to be registered as, a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

3.26    Registration Rights. Except with respect to the Registrable Securities and Placement Warrant Shares, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

3.27    Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to any of the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Securities and the Investors’ ownership of the Securities.

3.28    Acknowledgment Regarding Investors’ Purchase of Securities. Based upon the assumption that the transactions contemplated by this Agreement are consummated in all material respects in conformity with the Transaction Documents, the Company acknowledges and agrees that each of the Investors (other than Excluded Investors) is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Investor (other than Excluded Investors) is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Investor (other than Excluded Investors) or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investors’ purchase of the Securities. The Company further represents to each Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

3.29    Internal Accounting Controls. The Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.30    Foreign Corrupt Practices. Neither the Company nor the Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or the Subsidiary has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.31    Indebtedness. Except as set forth on Schedule 3.31, neither the Company nor the Subsidiary (i) has any outstanding Indebtedness, (ii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iii) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.

3.32    Accounts Receivable. All accounts receivable of the Company and the Subsidiary shown on the Financial Statements and all accounts receivable created after the date of the date of the Financial Statements, subject to reserves created in the ordinary course of business on a basis consistent with the past practices and policies of the Company and the Subsidiary, as the case may be, and otherwise in accordance with generally accepted accounting principles, (a) have been collected or (b) to the Company’s knowledge, are valid and enforceable, arose from bona-fide sales to third parties in the ordinary course of business, and are collectible at the aggregate recorded amounts thereof on the books of the Company and the Subsidiary, as the case may be.

3.33    Condition of Tangible Assets. Each of the Company’s and the Subsidiary’s facilities and tangible assets, including, without limitation, machinery, equipment, vehicles, furniture, plants and buildings, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they have been put by the Company and the Subsidiary in the ordinary course of business, except for parts or repairs of an immaterial nature in the aggregate, and neither the Company nor the Subsidiary has received any notice that any of such facilities or assets is in need of substantial maintenance or repair.

3.34    Disclosure. No representation or warranty of the Company in this Agreement (including, without limitation, the Schedules of the Company hereto and the Disclosure Materials) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors, severally and not jointly, hereby represents and warrants to the Company as follows on and as of the date hereof:

4.1    Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The purchase by such Investor of the Securities hereunder has been duly authorized by all necessary action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

4.2    No Public Sale or Distribution. Such Investor is (i) acquiring the Series A Preferred Shares and the Warrants, (ii) upon conversion of the Series A Preferred Stock will acquire the Conversion Shares issuable upon conversion thereof, and (iii) upon exercise of the Warrants will acquire the Warrant Shares issuable upon exercise thereof, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and such Investor does not have a present arrangement to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

4.3    Investor Status. At the time such Investor was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the NASD, Inc. or an entity engaged in the business of being a broker dealer. Except as otherwise disclosed in writing to the Company on Exhibit B-2 (attached hereto) on or prior to the date of this Agreement, such Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of the NASD, Inc. or an entity engaged in the business of being a broker dealer.

4.4    Experience of Such Investor. Such Investor, either alone or together with its representatives has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Investor understands that it must bear the economic risk of this investment in the Securities indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

4.5    Access to Information. Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

4.6    No Governmental Review. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

4.7    No Conflicts. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such that are not material and do not otherwise affect the ability of such Investor to consummate the transactions contemplated hereby.

4.8    Illegal Transactions. No Investor, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with any Investor, has engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving any of the Company’s securities) since the time that such Investor was first contacted by the Company, the Placement Agent or any other Person regarding this investment in the Company. Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with such Investor will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-United States broker-dealers or foreign regulated brokers.

4.9    Restricted Securities. The Investors understand that the Securities are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

4.10   Legends. It is understood that certificates evidencing the Securities shall bear the legend set forth in Section 5.1(b).

4.11   No Legal, Tax or Investment Advice. Such Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities. Such Investor understands that the Placement Agent has acted solely as the agent of the Company in this placement of the Securities, and that the Placement Agent makes no representation or warranty with regard to the merits of this transaction or as to the accuracy of any information such Investor may have received in connection therewith (including, without limitation, the Disclosure Materials). Such Investor acknowledges that he has not relied on any information or advice furnished by or on behalf of the Placement Agent, other than the Offering Memorandum, the Proxy Statement, this Agreement and the schedules and exhibits and other agreements related hereto and thereto.

ARTICLE V
OTHER AGREEMENTS OF THE PARTIES

5.1    Transfer Restrictions.

(a)    The Investors covenant that the Securities will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company, or pursuant to Rule 144(k), the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any such legal opinion, except to the extent that the transfer agent requests such legal opinion, any transfer of Securities by an Investor to an Affiliate of such Investor, provided that the transferee certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and provided that such Affiliate does not request any removal of any existing legends on any certificate evidencing the Securities.

(b)    The Investors agree to the imprinting, so long as is required by this Section 5.1(b), of the following legend on any certificate evidencing any of the Securities:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY THE SECURITIES.

Certificates evidencing Securities shall not be required to contain such legend or any other legend (i) while a registration statement (including the Registration Statement) covering the resale of the Securities is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144 if the holder provides the Company with a legal opinion (and the documents upon which the legal opinion is based) reasonable acceptance to the Company to the effect that the Securities can be sold under Rule 144, (iii) if the holder provides the Company with a legal opinion (and the documents upon which the legal opinion is based) reasonably acceptable to the Company to the effect that the Securities are eligible for sale under Rule 144(k), or (iv) if the holder provides the Company with a legal opinion (and the documents upon which the legal opinion is based) reasonably acceptable to the Company to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the SEC).

(c)    The Company will not object to and shall permit (except as prohibited by law) an Investor to pledge or grant a security interest in some or all of the Securities in connection with a bona fide margin agreement or other loan or financing arrangement secured by the Securities, and if required under the terms of such agreement, loan or arrangement, the Company will not object to and shall permit (except as prohibited by law) such Investor to transfer pledged or secured Securities to the pledges or secured parties. Except as required by law, such a pledge or transfer would not be subject to approval of the Company, no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith, and no notice shall be required of such pledge. Each Investor acknowledges that the Company shall not be responsible for any pledges relating to, or the grant of any security interest in, any of the Securities or for any agreement, understanding or arrangement between any Investor and its pledgee or secured party. At the appropriate Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling shareholders thereunder. Provided that the Company is in compliance with the terms of this Section 5.1(c), the Company’s indemnification obligations pursuant to the terms of the Registration Rights Agreement shall not extend to any Proceeding or Losses arising out of or related to this Section 5.1(c).

(d)    Following the Effective Date, or at such earlier time as a legend is no longer required for certain Securities, the Company will no later than three (3) Trading Days following the delivery by an Investor to the Company or the Transfer Agent (with notice to the Company) of (i) a legended certificate representing such Conversion Shares or Warrant Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer ) or (ii) an exercise notice in the manner stated in the Warrants to effect the exercise of such Warrant in accordance with its terms and an opinion of counsel to the extent required by Section 5.1(a) (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a certificate representing such Securities that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 5.1.  Certificates for Conversion Shares or Warrant Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Investors by crediting the account of the Investor’s prime broker or other financial institution as directed by such Investor with the Depository Trust Company.

(e)    If the Company fails to deliver the unlegended certificates by the Legend Removal Date as required under Section 5.1(d), and prior to the receipt of such unlegended certificates, the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of shares of Common Stock that such Investor anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within three (3) Business Days after such Investor's request and in such Investor’s sole discretion, either (i) pay cash to the Investor in an amount equal to such Investor’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Investor a certificate or certificates representing such shares of Common Stock and pay cash to the Investor in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of shares of Common Stock, times (b) the Closing Price of a share of the Company’s Common Stock on the Legend Removal Date.

5.2    Furnishing of Information. Until the date that all Investors owning Conversion Shares or Warrant Shares (or having the right to acquire Conversion Shares or Warrant Shares) may sell all of them under Rule 144(k) of the Securities Act (or any successor provision), the Company shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Effective Date pursuant to the Exchange Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request to satisfy the provisions of this Section 5.2.

5.3    Integration. The Company shall not, and shall use its commercially reasonably efforts to ensure that no Affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

5.4    Reservation of Securities. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations to issue such Common Shares under the terms of the Series A Preferred Shares and the Warrants. In the event that at any time the then authorized shares of Common Stock are insufficient for the Company to satisfy its obligations to issue such Common Shares under the terms of the Series A Preferred Shares and the Warrants, the Company shall promptly take such actions as may be required to increase the number of authorized shares.

5.5    Publicity. The Company shall, on or before 5:30 a.m., California time, on the first Trading Day following execution of this Agreement, issue a press release reasonably acceptable to the Investors disclosing all material terms of the transactions contemplated hereby. Except as herein provided, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any press release without the prior written consent of such Investor, unless otherwise required by law. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Investor with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the issuance of the above referenced press release without the express written consent of such Investor.

5.6    Use of Proceeds. The Company (including the Subsidiary) intends to use the net proceeds from the sale of the Securities in the manner described in the Offering Memorandum. Pending these uses, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities, or as otherwise pursuant to the Company’s customary investment policies.

5.7    Registration Rights Agreement. The Company and the Investors shall, concurrently with the Closing, enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit G.

5.8    Indemnification.

(a)    The Company shall indemnify and hold harmless each Investor, the officers, directors, agents, brokers, investment advisors, representatives and employees of each of them, each Person who controls each Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agent, representatives and employees of each such controlling Person (each, an “Investor Party”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, as a result of or relating to (including, but not limited to, any third party claims against such Investor Party) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in any of the other Transaction Documents, except to the extent, but only to the extent, that any such Losses are attributable to any Investor’s breach of any of the representations, warranties, covenants or agreements made by such Investor in this Agreement or in any of the other Transaction Documents.

(b)    If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except to the extent that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable attorneys’ fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 5.8) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, however, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined by a court of competent jurisdiction in a final judgment not subject to appeal or review that such Indemnified Party is not entitled to indemnification hereunder).

(c)    The indemnity agreements contained in this Section 5 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties. Notwithstanding the foregoing, the obligations of the Investors herein shall be the several, and not joint, obligation of each Investor as to itself and not as to any other Investor.

5.9    Director Nominee. Pursuant to the rights granted to the Investors contained in Article IV, Section 6 of the Restated Articles, the Investors hereby nominate Wes Cummins as a member of the Board of Directors of the Company and the Company hereby agrees to appoint Mr. Cummins to the Board of Directors immediately after the Closing.

5.10   Trading of Conversion Shares and Warrant Shares. Promptly following the effectiveness of the Exchange Act Registration Statement with the SEC, the Company shall take all necessary action to cause the Conversion Shares and the Warrant Shares to be approved for trading on the OTCBB or such other Trading Market (other than the Pink Sheets, LLC) as the Company may determine.

ARTICLE VI
CONDITIONS

6.1    Conditions Precedent to the Obligations of the Investors. The obligation of each Investor to acquire Securities at the Closing is subject to the satisfaction or waiver by such Investor, at or before the Closing, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the date when made and as of the Closing as though made on and as of such date.

(b)    Performance. The Company and each other Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c)    Consents and Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(d)    No Material Adverse Effect. Between the execution of this Agreement and the Closing, no event or series of events (other than stock price fluctuations) shall have occurred which has had or reasonably would be expected to have or result in a Material Adverse Effect.

(e)    Deliverables. The Company shall have delivered all of the Company deliverables set forth in Section 2.2(a) for distribution at Closing.

(f)    Cross-Receipt. The Company and the Investors shall have executed and delivered a cross-receipt acknowledging the Company’s delivery to the Investors of the Series A Preferred Shares and Warrants and the Investors’ payment therefor.

(g)    No Termination. This Agreement shall not have been terminated pursuant to Section 7.1.

(h)    Minimum Proceeds. The Company shall have raised at least $11.5 million in gross proceeds in connection with the offering of the Securities hereby.

6.2    Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell the Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Investors contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date; and

(b)    Performance. The Investors shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investors at or prior to the Closing.

(c)    Cross-Receipt. The Company and the Investors shall have executed and delivered a cross-receipt acknowledging the Company’s delivery to the Investors of the Series A Preferred Shares and Warrants and the Investors’ payment therefor.

(d)    No Termination. This Agreement shall not have been terminated pursuant to Section 7.1.

(e)    Minimum Proceeds. The Company shall have raised at least $11.5 million in gross proceeds in connection with the offering of the Securities hereby.

6.3    Satisfaction of Conditions Precedent; Escrow Release.

(a)    The Company and the Investors acknowledge that the Company, Subsidiary and Escrow Agent have entered into the Escrow Agreement in respect of the purchase and sale of the Securities hereunder. At the request of an Investor, the Company shall provide such Investor with a true, correct and complete copy of the Escrow Agreement.

(b)    On or prior to the Closing Date, the Company shall notify each Investor whether or not the conditions precedent set forth in Section 6.1 have been satisfied. Promptly following receipt of such notice, and the Investors concurring with the Company that the conditions precedent set forth in Section 6.1 have been satisfied, the Investors purchasing a majority of the Securities shall, by written notice, instruct and authorize the Company to (i) deliver the Company Certificate (as defined in the Escrow Agreement) to the Escrow Agent, and (ii) direct the Escrow Agent to deliver the amount deposited with the Escrow Agent to the Company (in accordance with such wire transfer instructions as the Company shall provide by written notice to the Escrow Agent). Any notice to the Company hereunder shall be in accordance with the provisions of Section 7.4 and shall be addressed to the address set forth on the signature page hereof.

(c)    Each Investor consents and agrees to the provisions of this Section 6.3 and agrees to be bound hereby.

ARTICLE VII
MISCELLANEOUS

7.1    Termination. This Agreement may be terminated by the Company or any Investor, by written notice to the other parties, if the Closing has not been consummated by the fifth (5th) Business Day following the date of this Agreement; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

7.2    Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, that the Company shall reimburse each of the Lead Investors for the reasonable attorneys’ fees and expenses incurred by each such Lead Investor in connection with the transactions hereunder. The maximum amount payable by the Company to each Lead Investor pursuant to this Section 7.2 shall be $20,000. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of their applicable Securities.

7.3    Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company will execute and deliver to the Investors such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

7.4    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier of: (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., California time, on a Business Day; (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., California time, on any date and earlier than 11:59 p.m., California time, on such date; (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service; and (iv) actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

7.5    Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each of the Investors or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

7.6    Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. Any Investor may assign its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided (i) such transferor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) the Company is furnished with written notice of (x) the name and address of such transferee or assignee and (y) the Registrable Securities with respect to which such registration rights are being transferred or assigned pursuant to the Registration Rights Agreement, (iii) following such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, (iv) such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investors” and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement and with all laws applicable thereto.

7.8    No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.9    Governing Law; Venue; Waiver of Jury Trial. THE CORPORATE LAWS OF THE STATE OF CALIFORNIA SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS SHAREHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE COMPANY AND INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA, FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR ANY INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.  THE COMPANY AND INVESTORS HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

7.10   Survival. The representations and warranties, agreements and covenants contained herein shall survive the Closing.

7.11   Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

7.12   Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.13   Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option owed to such Investor by the Company under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then, prior to the performance by the Company of the Company’s related obligation, such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.14    Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

7.15    Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

7.16    Payment Set Aside. To the extent that the Company makes a payment or payments to any Investor hereunder or any Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.17    Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to this Agreement has been made by such Investor independently of any other Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Investor or by any agent or employee of any other Investor, and no Investor or any of its agents or employees shall have any liability to any other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no other Investor will be acting as agent of such Investor in connection with monitoring its investment hereunder. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

STRASBAUGH

By: /s/ Richard Nance Name: Richard Nance Title: CFO

Address for Notice: 825 Buckley Road San Luis Obispo, CA 93401 Facsimile No.: (805) 541-6425 Telephone No.: (805) 541-6424 Attn: President

With a copy to:	Rutan & Tucker, LLP 611 Anton Boulevard, Suite 1400 Costa Mesa, CA 92626 Facsimile: (714) 546-9035 Telephone: (714) 641-5100 Attn: Larry A. Cerutti, Esq.

Investor Signature Page

By its execution and delivery of this signature page, the undersigned Investor hereby joins in and agrees to be bound by the terms and conditions of the Securities Purchase Agreement dated as of May __, 2007 (the “Purchase Agreement”) by and among Strasbaugh and the Investors (as defined therein), and agrees to subscribe for and purchase the number of Series A Preferred Shares and Warrants set forth below, and authorizes this signature page to be attached to the Purchase Agreement or counterparts thereof.

Name of Investor:
______________________________
By:________________________________ Name:______________________________ Title:_______________________________

Address:

______________________________
______________________________
______________________________

Telephone No.: ______________________

Facsimile No.:________________________

Email Address:_______________________

Number of Series A Preferred Shares:_______

Number of Warrants:___________________

Aggregate Purchase Price: $______________

Exhibits:

A Schedule of Investors
B Instruction Sheet for Investors
C Form of Opinion of Company Counsel
D Company Transfer Agent Instructions
E Form of Warrant
F Form of Restated Articles
G Form of Registration Rights Agreement
H Plan of Distribution

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Series A Preferred Shares	Warrants	Warrant Shares	Purchase Price
Lloyd I. Miller, III	1,000,000	150,000	150,000	$2,200,000.00
Milfam II L.P.	1,000,000	150,000	150,000	$2,200,000.00
Harvey SMidCap Fund LP	1,186,363	177,954	177,954	$2,609,998.60
Bryant Riley	772,727	115,909	115,909	$1,699,999.40
The Robert A Lichtenstein & Annette Lichtenstein Revocable Trust	454,545	68,182	68,182	$999,999.00
Kayne Anderson Capital Income Partners (QP), LP	363,637	54,546	54,546	$800,001.00
Catalysis Offshore, Ltd.	159,091	23,864	23,864	$350,000.20
PTR Fund L.P.	113,636	17,045	17,045	$249,999.20
Jonathan Stanton Company	113,636	17,045	17,045	$249,999.20
Palm Beach Trading	45,455	6,818	6,818	$100,001.00
Newport Micro Fund II, LLC	45,455	6,818	6,818	$100,001.00
Spector & Bennet Profit Sharing Plan	22,727	3,409	3,409	$49,999.40
Nanci S. Munck	22,727	3,409	3,409	$49,999.40
Michael C. Munck	22,727	3,409	3,409	$49,999.40
Mike Crawford	22,727	3,409	3,409	$49,999.40
Kenneth W. Tang	22,727	3,409	3,409	$49,999.40
R. Gregg Hillman	22,727	3,409	3,409	$49,999.40
Harvey SMidCap Offshore Fund LTD	177,273	26,591	26,591	$390,000.60
Kayne Anderson Income Partners, LP	45,454	6,818	6,818	$100,000.00
Kayne Anderson Capital Income Fund, Ltd.	136,364	20,455	20,455	$300,000.00
Catalysis Partners, LLC	159,091	23,864	23,864	$350,000.20

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EXHIBIT H

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

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The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling security holders.

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